As filed with the Securities and Exchange Commission on February 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADCOM LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore (State or Other Jurisdiction of Incorporation or Organization)	98-1254807 (I.R.S. Employer Identification Number)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address of Principal Executive Offices including Zip Code)

Avago Technologies Limited 2009 Equity Incentive Award Plan

Broadcom Corporation 2012 Stock Incentive Plan

LSI Corporation 2003 Equity Incentive Plan

Amended and Restated Broadcom Limited Employee Share Purchase Plan

Emulex Corporation 2005 Equity Incentive Plan

Option to Purchase Syntax Stock Agreement with Joseph M. Marvin

Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries

(Full Title of the Plans)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Anthony J. Richmond	Patricia H. McCall
Latham & Watkins LLP	Rebecca Boyden
140 Scott Drive	c/o Broadcom Limited
Menlo Park, California 94025	1320 Ridder Park Drive
Telephone: (650) 328-4600	San Jose, California, 95131
Facsimile: (650) 463-2600	(408) 435-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Ordinary Shares, No Par Value
Avago Technologies Limited 2009 Equity Incentive Award Plan	17,124,045	$122.75(2)	$2,101,976,523.75	$211,669.03
Avago Technologies Limited 2009 Equity Incentive Award Plan (Outstanding Share Options)	15,636,967	46.15(3)	$721,646,027.05	$72,669.75
Broadcom Corporation 2012 Stock Incentive Plan	79,306,533	$122.75(2)	$9,734,876,925.75	$980,302.11
LSI Corporation 2003 Equity Incentive Plan	5,116,037	$122.75(2)	$627,993,541.75	$63,238.95
LSI Corporation 2003 Equity Incentive Plan (Outstanding Share Options)	2,515,059	71.79(3)	$180,556,085.61	$18,182.00
Amended and Restated Broadcom Limited Employee Share Purchase Plan	8,849,587	$122.75(2)	$1,086,286,804.3	$109,389.08
Emulex Corporation 2005 Equity Incentive Plan (Outstanding Share Options)	25,662	83.95(3)	$2,154,324.90	$216.94
Option to Purchase Syntax Stock Agreement with Joseph M. Marvin (Outstanding Share Options)	2,200	74.49(3)	$163,878.00	$16.50
Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (Outstanding Share Options)	95,000	10.08(3)	$957,600	$96.43
Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (Outstanding Share Options)	546,508	9.75(3)	$5,328,453	$536.58
Total	129,217,860	—	$14,461,940,164.11	$1,456,317.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”), of the Registrant in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares of the Registrant.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of Avago Technologies Limited’s (the predecessor to the Registrant) ordinary shares as reported on the Nasdaq Global Select Market on January 27, 2015 of $122.75. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.
(3)	Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price are based on the weighted average of the exercise prices for the outstanding share options as of February 1, 2015.
(4)	Avago Technologies Limited (“Avago”) previously paid $70,278.00 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-201285 filed on December 29, 2014 with respect to 6,000,000 Ordinary Shares, of which $61,146.99 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; Avago previously paid $6,424.48 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-184132 filed on September 27, 2012 with respect to 2,000,000 Ordinary Shares, of which $6,424.48 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; Avago previously paid $31,529.42 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-195741 filed on May 6, 2014 with respect to 3,947,011 Ordinary Shares, of which $809.29 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; Avago previously paid $65,845.47 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-196438 filed on June 2, 2014 with respect to 7,692,903 Ordinary Shares, of which $60,367.46 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; Avago previously paid $2,993.46 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-203858 filed on May 5, 2015 with respect to 235,148 Ordinary Shares, of which $2,056.54 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; Broadcom Corporation (“Broadcom”) previously paid $25,376 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-179871 filed on March 2, 2012 with respect to 6,091,591 Broadcom Corporation Class A common stock, of which $11,092.74 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; and Broadcom previously paid $1,392 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-172017 filed on February 2, 2011 with respect to 829,825 Broadcom Corporation Class A common stock, of which $362.36 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant, as a successor of Avago and Broadcom, has applied $142,259.86 in remaining available funds to the registration fee otherwise due for this Registration Statement and transmitted an additional $1,314,057.51 in connection with the filing.

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the Plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

On February 1, 2016, pursuant to the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of May 28, 2015, by and among the Registrant, Avago Technologies Limited (“Avago”), Broadcom Corporation (“Broadcom”), Safari Cayman L.P., Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Buffalo CS Merger Sub, Inc. (“CS Merger Sub”) and Buffalo UT Merger Sub, Inc. (“UT Merger Sub,” and, together with CS Merger Sub, the “Merger Subs”), (a) the Registrant indirectly acquired Avago pursuant to the terms of a scheme of arrangement under Singapore law consummated in accordance with Section 210 of the Companies Act (Chapter 50) of Singapore, and (b) the Merger Subs merged with and into Broadcom, with Broadcom as the surviving corporation in such mergers (collectively, the “Transactions”). As a result of the Transactions, both Avago and Broadcom became indirect subsidiaries of the Registrant.

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of Ordinary Shares of the Registrant to be offered and sold under (A) the Avago Technologies Limited 2009 Equity Incentive Award Plan, (B) the Broadcom Corporation 2012 Stock Incentive Plan, (C) the Amended and Restated Broadcom Limited Employee Share Purchase Plan, (D) the LSI Corporation 2003 Equity Incentive Plan, (E) the Emulex Corporation 2005 Equity Incentive Plan, (F) the Option to Purchase Syntax Stock Agreement with Joseph M. Marvin, (G) the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries and (H) the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Exchange Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Broadcom Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	The Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 28, 2015 (the “Prospectus”).

(b)	Avago’s Annual Report on Form 10-K for the fiscal year ended November 1, 2015, filed with the Commission on December 17, 2015.

(c)	All other reports filed by Avago pursuant to Section 13(a) or 15(d) of the Exchange Act since the annual report referred to in (b) above.

(d)	The Registrant’s Current Reports on Form 8-K filed on October 20, 2015 and February 2, 2016 (two filings).

(e)	The description of the Registrant’s Ordinary Shares contained in the Prospectus under the heading “Description of Holdco Share Capital.”

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, article 99 of the Registrant’s Constitution provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, every director, managing director, secretary or other officer of the Registrant and its subsidiaries and affiliates shall be entitled to be indemnified by the Registrant against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court.

In addition, no director, managing director, secretary or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the Registrant. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits herein.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of February 2016.

BROADCOM LIMITED

By:	/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Anthony E. Maslowski and Patricia H. McCall, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2016

/s/ Anthony E. Maslowski Anthony E. Maslowski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2016

/s/ James V. Diller James V. Diller	Chairman of the Board of Directors	February 1, 2016

/s/ Lewis C. Eggebrecht Lewis C. Eggebrecht	Director	February 1, 2016

/s/ Bruno Guilmart Bruno Guilmart	Director	February 1, 2016

/s/ Kenneth Y. Hao Kenneth Y. Hao	Director	February 1, 2016

/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	February 1, 2016

/s/ Justine F. Lien Justine F. Lien	Director	February 1, 2016

/s/ Donald Macleod Donald Macleod	Director	February 1, 2016

/s/ Peter J. Marks Peter J. Marks	Director	February 1, 2016

Signature	Title	Date

/s/ Henry Samueli Henry Samueli	Director	February 1, 2016

/s/ Anthony E. Maslowski Anthony E. Maslowski	Authorized Representative in the United States	February 1, 2016

INDEX TO EXHIBITS

EXHIBIT

4.1	Constitution of Broadcom Limited (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 2, 2016)

4.2	Avago Technologies Limited 2009 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 5 to Avago Technologies Limited’s Registration Statement on Form S-1 (File No. 333-153127) filed on July 27, 2009)

4.3	Amended and Restated Broadcom Limited Employee Share Purchase Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 2, 2016)

4.4	Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to Broadcom Corporation’s Annual Report on Form 10-K (File No. 000-23993) filed on January 29, 2015)

4.5	LSI Corporation 2003 Equity Incentive Plan (incorporated by reference from Exhibit 4.1 to Avago Technologies Limited’s Registration Statement on Form S-8, filed with the SEC on May 6, 2014 (File No. 333-195741))

4.6	Emulex Corporation 2005 Equity Incentive Plan (incorporated by reference from Exhibit 4.1 of Avago Technologies Limited’s Registration Statement on Form S-8, filed with the SEC on May 5, 2015 (File No. 333-203858))

4.7	Option to Purchase Syntax Stock Agreement with Joseph M. Marvin (incorporated by reference from Exhibit 4.3 to Avago Technologies Limited’s Registration Statement on Form S-8, filed with the SEC on June 2, 2014 (File No. 333-196438))

4.8	Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (incorporated by reference from Exhibit 10.20 to Avago Technologies Limited’s Registration Statement on Form S-1, as amended, filed with the SEC on August 5, 2009 (Filed No. 333-153127))

4.9	Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (incorporated by reference from Exhibit 10.21 to Avago Technologies Limited’s Registration Statement on Form S-1, as amended, filed with the SEC on August 5, 2009 (Filed No. 333-153127))

5.1	Opinion of Allen & Gledhill LLP Advocates and Solicitors, Singapore

23.1	Consent of Allen & Gledhill LLP Advocates and Solicitors, Singapore (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP (Avago Technologies Limited)

23.3	Consent of PricewaterhouseCoopers LLP (LSI Corporation)

23.4	Consent of KPMG LLP (Broadcom Corporation)

24.1	Power of Attorney (included in the signature page to this registration statement)